Exhibit 10.1

May 25, 2005

Mr. Eduardo Hauser
962 Sanibel Dr.
Hollywood, FL 33019

Separation Agreement and Release of Claims

Dear Mr. Hauser:

This letter will serve as confirmation that your employment with America Online Latin America, Inc. (“AOLA”, together with any successors, subsidiaries, merged entities, parent entities and their respective affiliates, collectively the “Company”) will end as set forth in this letter. This Separation Agreement and Release of Claims (“Agreement”), upon your signature, will constitute the complete agreement between you and the Company regarding the terms of your separation of employment.

1.	Your employment with the Company will cease at the close of business on May 25, 2005 (the “Separation Date”) on the terms and conditions set forth in this Agreement. Effective at the close of business on the Separation Date, you will cease to perform your duties for the Company. The obligations of the Company set forth in this letter are conditioned on your continuing to perform your duties through the Separation Date and your compliance with all other terms and conditions of this Agreement.

2.	You will be paid a total severance amount equal to $373,009.98 as wages in lieu of notice, accrued, but unused vacation time, and payment of a retention bonus and severance payment pursuant to that certain Executive Retention Agreement (the “Retention Agreement”) dated as of June 5, 2004 (collectively, the “Severance Amount”). The Severance Amount will be paid in a lump sum on or before July 1, 2005, subject to customary payroll deductions and withholdings. In addition, you will be eligible for a bonus (“Potential Bonus”) for the second quarter of 2005 based on actual performance as compared with budgetary objectives for the entire quarter. The Potential Bonus would be subject to customary payroll deductions and withholdings. In addition, you will be entitled to keep possession of your personal computer (subject to your deleting Company information contained on such computer as set forth in Paragraph 4 below).

3.	Your benefits will continue through the Separation Date. With respect to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), your COBRA period will begin on the day following the Separation Date. You will receive separate information regarding your option to continue health benefits under COBRA. To the extent that you elect to continue health benefits under COBRA, the Company will reimburse you for the premiums you pay under COBRA for June, July, August, September, October, November and December 2005 and for January, February, March, April and May 2006. All other benefits will terminate on the Separation Date.

4.	Prior to your departure from work on the Separation Date, you must return to the Company all the Company property in your possession, including, but not limited to, keys and the original and all copies of any written, recorded, or computer-readable information about Company practices, procedures, trade secrets, customer lists, or product marketing associated with the Company’s online services business. As provided in the Confidentiality, Non-Competition and Proprietary Rights Agreement which you signed with America Online, Inc. (“AOL”) dated March 3, 1999 (the “NDA”), you have agreed not to disclose to others information about AOL’s and the Company’s practices, procedures, trade secrets, customer lists, or product marketing, except as required by law, and that agreement remains in full force and effect, and shall remain in full force and effect following your separation from the Company.

5.	The agreement of the Company to agree to pay you the Severance Amount (which includes payment of the retention amount) and your eligibility for the Potential Bonus is being offered solely in consideration for your release of claims, as set forth in Paragraph 6, your compliance with this Agreement and your continued compliance with the NDA as set forth above, and you acknowledge that this is compensation to which you are not otherwise entitled. Such agreements are not, and should not be construed as, an admission of any kind whatsoever by the Company, and the Company denies it has engaged in any wrongdoing against you. In addition, you agree that the payment of the Severance Amount constitutes full payment to you under the Retention Agreement and that you are not entitled to any additional payments under the Retention Agreement. You further agree that this agreement supercedes the Retention Agreement and the Retention Agreement shall no longer be in force or effect.

6.	In consideration of the Company’s agreement as stated above, you agree to discharge and release unconditionally the Company, its successors and their respective predecessors, subsidiaries, affiliates, related entities, merged entities and their parent entities, and their respective officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, successors and assigns (the “Releasees”) from any and all claims, actions, causes of action, demands, obligations or damages of whatever nature, whether known or unknown to you, which you ever had or now have upon or by reason of any matter, cause or thing, up to and including the day on which you sign this Agreement, arising from your employment with the Company and separation of your employment with the Company or otherwise, including any claim arising out of or related to any stock options held by you or granted to you by the Company which are scheduled to vest subsequent to the Separation Date (all of the foregoing, collectively “Claims”). The Claims you are waiving include, but are not limited to, any and all claims arising out of or related to or under: any stock options held by you or granted to you by the Company which are scheduled to vest subsequent to your Separation Date; Title VII of the Civil Rights Act of 1964, as amended; the Employee Retirement Income Security Act; the Americans with Disabilities Act; the Fair Labor Standards Act; the Worker Adjustment and Retraining Notification Act (WARN), or similar statutes; the Family Medical Leave Act; the National Labor Relations Act; the Employee Retirement Income Security Act; 42 U.S.C. 1981; the Older Workers Benefits Protection Act; Chapter 760, Florida Statutes; Chapter 448, Florida Statutes; analogous federal, state and local laws, regulations, statutes or ordinances; any principle of common law; all claims for any type of relief from the Releasees, and any other federal, state and local claims, whether statutory or common law, and whether tort or contract. This release of claims does not affect any pending claim for workers’ compensation benefits, your vested rights, if any, in the Company’s 401(k) plan, or your rights to exercise any and all Company stock options held by you that are exercisable as of your Separation Date during the applicable period of exercise and in accordance with all other terms of those options and the stock option plans, agreements and notices under which such options were granted.

7.	You agree to assist the Company, upon its reasonable request, in connection with any litigation, investigation or other matter arising out of or related to your service as an employee, officer, or director of the Company. The Company will reimburse you for the reasonable out-of-pocket costs incurred by you in rendering such assistance to the Company. In addition, you agree to assist the Company in canceling the letter of credit established to secure the retention payment under the Retention Agreement.

8.	You represent and agree that you have not filed any complaint or charge or lawsuit of any kind whatsoever against the Company with any other governmental agency or any court and you further represent and agree that you will not file or institute or participate in any litigation, award or judgment with any State or Federal court any time hereafter or, unless required by law or pursuant to Paragraph 7 above, testify or provide documents or information for or to any other person or entity with regard to any matter related to or arising out of your employment with the Company or the termination thereof, this Agreement or any matters released herein; provided, that this shall not limit you from filing a lawsuit for the purpose of enforcing your rights under this Agreement.

9. [intentionally omitted].

10.	You agree not to make any untruthful remarks or statements about the Releasees and their respective officers, directors, employees or agents.

11.	You agree that in the event you breach any of your obligations under paragraph 1, 4, 7, 8, 9 or 10 of this Agreement, the Company will be entitled to seek recovery or setoff of the full amount of the Severance Payment, Potential Bonus and other amounts paid or to be paid to you following the Separation Date.

12.	This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, with regard to any otherwise applicable principles of conflicts of law.

13.	If any portion of this Agreement should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause of the remainder of this Agreement.

Sincerely,
/s/ Charles M. Herington

Charles M. Herington President and CEO

America Online Latin America, Inc.

By signing this letter, I acknowledge that I have had the opportunity to review this agreement carefully with legal or other personal advisors of my own choice; I understand that by signing this agreement I am releasing the Company from all claims against it; that I have read this agreement and understand its terms; that I have been given a reasonable period of time to consider its terms and effect and to ask any questions I may have; and that I voluntarily agree to them.

/s/ Eduardo Hauser Dated: June 3, 2005
Eduardo Hauser